Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Laura Whitehouse

VP, Market Development

(781) 419-1812

Repligen Reports First Quarter Fiscal Year 2010 Financial Results

WALTHAM, MA—August 6, 2009—Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter fiscal year 2010, ended June 30, 2009. Total revenue for the quarter was $5,061,000 compared to total revenue of $13,660,000 for the first quarter of fiscal year 2009. The prior year results were favorably impacted by a one-time payment of $6,330,000 by Bristol-Myers Squibb Company for royalties on the U.S. sales of Orencia® prior to the April 2008 patent licensing agreement. Total first quarter fiscal year 2010 revenue was comprised of Protein A product revenue of $2,473,000 and royalty and other revenue of $2,588,000, consisting primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia® and grant revenue from the Muscular Dystrophy Association.

Operating expenses for the first quarter of fiscal year 2010 were $6,489,000 compared to $5,702,000 for the same period in fiscal year 2009. This increase in operating expenses of $787,000 was primarily the result of increased spending associated with advancement of both our Phase 3 clinical trial of RG1068 for pancreatic imaging, and our Phase 2b clinical trial of RG2417 for bipolar depression, as well as increased research and development expenses associated with our preclinical HDAC inhibitor program for Friedreich’s ataxia.

Net loss for the first quarter of fiscal year 2010 was $1,106,000 or $0.04 per diluted share, compared to a net gain for the first quarter of fiscal year 2009 of $8,279,000 or $0.26 per diluted share. The prior year results were favorably impacted by back royalty payments of $6,330,000 from Bristol-Myers Squibb on the U.S. sales of Orencia® prior to the April 2008 patent licensing agreement. Cash, cash equivalents and marketable securities as of June 30, 2009 were $61,970,000 compared to $63,961,000 as of March 31, 2009.

“We are pleased to have advanced our pipeline programs this quarter, and we expect to receive pivotal data from both our Phase 3 pancreatic imaging and Phase 2b bipolar depression studies in 2010,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial resources will allow us to continue to pursue our goal to build a sustainable biopharmaceutical company by developing innovative products that have the potential to markedly improve patients’ lives.”

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently enrolling patients in a Phase 3 clinical trial of RG1068, synthetic human secretin, designed to assess the ability of RG1068 in combination with magnetic resonance imaging (MRI) to improve the detection of pancreatic duct abnormalities compared to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the diagnosis and treatment of diseases such as acute and chronic pancreatitis. This study is being conducted at approximately 30 clinical sites within the U.S. and Canada and will enroll approximately 225 patients. We have made steady progress on enrollment and plan to complete this trial by the end of the year. The FDA has granted this program Fast Track Designation, a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need. There are more than 300,000 MRI procedures conducted in the U.S. and Europe each year that could benefit from the use of RG1068.

RG2417 for Bipolar Disorder

We are currently enrolling a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This is a multi-center, randomized, double-blind, placebo-controlled clinical trial in which approximately 150 patients with bipolar depression will receive either RG2417 or a placebo twice a day for eight weeks. The study is designed to assess the safety and efficacy of RG2417 on the symptoms of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). In March, Repligen exclusively licensed worldwide rights to a patent application from McLean Hospital for the use of uridine in the treatment of patients with bipolar disorder. If issued, the patent would remain in force until at least 2025. More than five million adults worldwide have bipolar disorder.

HDAC Inhibitors for Friedreich’s Ataxia

We are currently developing inhibitors of histone deacetylase enzymes (HDACs) for the treatment of inherited neurodegenerative diseases such as Friedreich’s ataxia. Preclinical studies have shown that specific HDAC inhibitors increase production of the protein frataxin which may have the potential to arrest disease progression in patients with Friedreich’s ataxia. We have identified several potential clinical candidates and are further characterizing these leads in preclinical models for their pharmacologic, toxicologic and pharmacodynamic profiles.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, August 6th at 10:00 a.m. EDT, to review financial results. This call can be accessed via Repligen’s website at www.repligen.com or by calling (800) 638-4930 for domestic calls and (617) 614-3944 for international calls. Participants must provide the following passcode: 65889469.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

-more-

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,
	2009	2008
Revenue:
Product revenue	$2,472,590	$5,693,343
Royalty and other revenue	2,588,263	7,966,902

Total revenue	5,060,853	13,660,245

Operating expenses:
Cost of product revenue	1,270,474	1,846,401
Cost of royalty and other revenue	317,745	325,000
Research and development	3,383,000	2,084,125
Selling, general and administrative	1,517,357	1,446,571

Total operating expenses	6,488,576	5,702,097

Income (loss) from operations	(1,427,723)	7,958,148
Investment income	322,419	532,585
Interest expense	(676)	(1,905)

Income (loss) before income taxes	(1,105,980)	8,488,828
Income tax (benefit) provision	—	210,000

Net income (loss)	$(1,105,980)	$8,278,828

Earnings (loss) per share:
Basic	$(0.04)	$0.27

Diluted	$(0.04)	$0.26

Weighted average shares outstanding:
Basic	30,742,212	31,152,556

Diluted	30,742,212	31,585,112

Balance Sheet Data:	June 30, 2009	March 31, 2009

Cash, cash equivalents and marketable securities*	$61,969,507	$63,960,564
Working capital	50,327,307	50,234,803
Total assets	71,455,664	73,754,742
Long-term obligations	73,249	82,398
Accumulated deficit	(114,963,241)	(113,857,261)
Stockholders’ equity	68,258,162	69,123,431

*	does not include restricted cash

        This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

###